Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

COLAZAL® PEDIATRIC EXCLUSIVITY FILING SUBMITTED

RALEIGH, NC, July 5, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company submitted on June 20, 2006 what it believes to be a complete response to a Written Request received from the U.S. Food and Drug Administration for clinical information about the safe and effective use of COLAZAL® in pediatric patients with ulcerative colitis between the ages of 5 to 17 years of age. Assuming the clinical package is accepted as a complete response to the FDA’s pediatric data request, COLAZAL will be granted additional marketing exclusivity through January 8, 2007.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

Salix also markets XIFAXAN®, VISICOL® Tablets, OSMOPREP™ Tablets, AZASAN®, Anusol-HC® 2.5%, Anusol-HC® 25 mg Suppository, Proctocort® Cream 1% and Proctocort® Suppositories. MOVIPREP® and granulated mesalamine are under development.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trial, intellectual property risks, market acceptance for approved products, management of rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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